Exhibit 99.1

NEWS RELEASE	CONTACT
FOR IMMEDIATE RELEASE	Chris Kavanagh

(800) 978-8136

ckavanagh@summithealthcarereit.com

Summit Healthcare REIT, Inc. acquires eight skilled nursing facilities in Georgia

Lake Forest, Calif., (January 4, 2022) – Summit Healthcare REIT, Inc. (“Summit” or the “Company”) announced that it has acquired, through a wholly owned subsidiary, eight skilled nursing facilities located in various locations of Georgia on December 30, 2021. The facilities, acquired for a purchase price of approximately $130 million, consist of a total of 826 licensed beds and will be leased back to the operator on a triple net basis. Summit partnered with CIBC and Oxford Finance to fund the debt on the transaction. Combined with an acquisition earlier in 2021, Summit closed on over $150 million in skilled nursing facility portfolio acquisitions last year as the Company continues to partner with strong regional operators.

“We really like this transaction as the operator has a proven track record in Georgia. We look forward to continued growth in the state.” chief executive officer of Summit, Kent Eikanas, stated.

Elizabeth Pagliarini, Summit’s chief operating officer and chief financial officer added, “We are excited to have experienced a spectacular year in terms of adding assets to Summit’s overall portfolio.”

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is currently focused on investing in senior housing real estate located throughout the United States. The current portfolio includes interests in 54 Senior Housing facilities in 14 states. Please visit our website at: http://www.summithealthcarereit.com

For more information, please contact Chris Kavanagh at (800) 978-8136.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2020, and the quarterly reports for the periods ended March 31, 2021, June 30, 2021, and September 30, 2021. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

2 South Pointe Drive, Suite 100 • Lake Forest, California 92630 • Toll-Free (800) 978-8136 • Local (949) 535-2022 • www.SummitHealthcareReit.com